Exhibit 10.3

April 17, 2017	REVISED & CONFIDENTIAL

Jennifer Ziolkowski

19 Woodhaven Drive

Andover, MA 01810

Dear Jennifer:

I am pleased to provide you with the terms and conditions of your anticipated employment by Solid Biosciences, LLC (the “Company”). This offer in its entirety is subject to board approval.

1.	Position. Your initial position will be Chief Financial Officer, reporting to the Company’s Chief Executive Officer, Ilan Ganot. In addition to performing duties and responsibilities associated with the position, from time to time the Company may assign you other duties and responsibilities consistent with such position. You shall perform your duties and responsibilities for the Company at the principal office of the Company at 161 First Street, Suite 3A, in Cambridge, MA, or at any other location mutually agreed upon by you and the Company.

2.	Compensation.

a.	Base Salary. Your initial annualized base salary will be $280,000, paid semimonthly, prorated for any partial year, month or week. The Company may review and adjust your base salary from time to time.

b.	Bonus Opportunity. You will have the opportunity to earn a bonus of up to 40 percent of your annual base salary per year, based on the achievement of or progress toward individual departmental and/or corporate objectives and goals, provided that to be eligible for any such bonus, you must be employed by the Company in good standing at the time such bonus is paid. Bonuses are awarded on a calendar year basis. Any bonus will be prorated based on the total time worked in that calendar year. The Company’s Board of Managers (the “Board”), in its sole discretion, shall determine: (i) the objectives and goals on which your bonus eligibility will be based; and (ii) to what extent, if any, such goals/objectives are achieved.

c. Sign-On Bonus. You will receive a one-time sign-on bonus of $50,000, to be paid on the first pay date after your date of hire.

d.	Equity. As an important early hire of the Company, you will be granted, 150,000 Series D Common Units of the Company. The first 25% of this grant shall vest on the first anniversary of the grant date, provided that you are still employed with the Company. The remaining 75% of this award will vest semi-annually over the following 36 months, provided that you are still employed with the Company at each vesting interval. In addition, you will be awarded 50,000 Series D Common Units of the Company upon successful completion of the next equity financing (whether privately or publicly funded) of $50 million or more at a price per unit not less than the price at which units were sold in the prior equity financing, provided that you are still employed with the Company at that time, provided further, that the closing of the Series 2 Senior Preferred Units pursuant to the Purchase Agreement dated March 29, 2017 shall not trigger the award of such additional 50,000 units. These additional awards will be subject to the same vesting schedule as described above, commencing from the date of achievement of the applicable milestone. Notwithstanding the foregoing, if, within twelve months following a Change of Control (as defined below), your employment is terminated by the Company without Cause (as defined in Section 5), all of your Units shall become Vested Units. “Change in Control” shall mean the sale of all or substantially all of the outstanding equity, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the equity of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding equity entitled to vote generally in the election of managers (or their equivalent) of the (i) resulting, surviving or acquiring company in such transaction in the case of a merger, consolidation or sale of outstanding equity, or (ii) acquiring company in the case of a sale of assets). Furthermore, if the Company makes a distribution with respect to its Series D Common Units, and you are employed by the Company at such time, all of your Units will be deemed Vested Units for purposes of such distribution.

e.	Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business, following submission of reasonably detailed receipts.

3.	Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided to its employees and for which you are eligible in accordance with Company policy. The Company retains the right to change, add or end any particular benefit. You will be eligible for 11 paid holidays and 15 days of paid time off per year. Additional terms and conditions regarding paid time off are set forth in the benefits summary document enclosed with this letter. To the extent that there is any conflict between the terms of this letter and the terms of the benefit summary document, the terms set forth in the benefits summary document will govern.

4.	Starting Date. Your start date will be determined upon acceptance of this offer.

5.	Nature of Relationship; Status. Your employment with the Company shall, at all times, be at-will, which means that you or the Company may terminate the employment relationship with or without notice at any time and for any or no reason or Cause. If your employment with the Company is terminated by the Company without Cause within twelve months following a Change of Control, you will be entitled to receive as severance, continued payment of your then-current base salary, payable in accordance with the Company’s regular payroll cycle, until the earlier of (i) the end of three months following your termination and (ii) the date you become employed full time.

6.	Full-Time Employment. You must devote your full time business time and energies to the business and affairs of the Company in order to perform your duties. Notwithstanding the foregoing, you may devote reasonable business time and efforts to not-for-profit services and civic activities, so long as such services and activities do not: (i) contravene the terms of Exhibit A attached hereto (which terms are incorporated herein by reference); or (ii) interfere with your obligations to the Company. During your employment with the Company, you will be required to follow all of the Company’s internal policies and conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

7.	Conditions of Employment. This offer of employment is contingent on a satisfactory background check. You agree to release the Company, its employees and agents, and any individuals who may provide the Company with information regarding your background from any liability in connection with this background check. This offer is also contingent upon you signing and complying with the Employee Terms and Conditions attached hereto as Exhibit A. In compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete Section 1 of a Form 1-9 no later than close of business on his or her first day of work and must provide documentation of identity and employment authorization sufficient to complete Section 2 of the Form 1-9 to the Company within his or her first three days of work. Failure to provide such documentation by the close of business on the third day will result in termination. Under no circumstances will the Company continue to employ an employee whom it knows lacks authorization to work in the United States.

8.	General.

a.	This letter, together with Exhibit A, constitutes our entire agreement regarding your employment by the Company and supersede any prior agreements or understandings, whether in writing or oral.

b.	No representative of the Company, except the Company’s CEO in a signed writing, has any authority to enter into any agreement contrary to the terms set forth herein.

c.	You may accept this offer of employment and the terms and conditions thereof by signing this letter and Exhibit A, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company.

Along with the entire staff, we look forward to your formal acceptance of this offer. I am confident that you will find this a challenging position, and one that offers the opportunity for personal and professional growth.

We look forward to your positive response to this offer.

Sincerely,

Solid Biosciences, LLC

/s/ Ilan Ganot
Ilan Ganot CEO

I accept the terms and conditions of this offer letter.

/s/ Jennifer Ziolkowski	4/17/17
Jennifer Ziolkowski	Date

EXHIBIT A

EMPLOYEE TERMS AND CONDITIONS

In consideration and as a condition of my employment and/or continued employment by Solid Biosciences, LLC, a Delaware limited liability company (the “Company”), I hereby acknowledge as follows:

1.	Nondisclosure. I shall not at any time, whether during or after my employment, regardless of the reason for my termination, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing. The term “Confidential Information” shall include, without limitation, any information and derivative information, in whatever form or medium, including oral information, concerning the organization, business, or finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential. Such Confidential Information includes, but is not limited to, research and development activities performed by or on behalf of the Company, financial information about the Company or of any third party, information regarding the business activities of the Company, and any confidential information or documents of third parties, including, but not limited to, business plans, projects, and proposals. Notwithstanding the foregoing, Confidential Information does not include information that: (a) is, at the time of determination, publicly known and generally available in the public domain other than in consequence of improper action by any person; or (b) was acquired by me free and clear of any duty of confidentiality or restricted use and without improper action by the transferor of such information or any other person. I shall keep confidential all matters entrusted to me and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall not use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. Notwithstanding anything in this Agreement to the contrary, I understand that I am not prohibited from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. I also understand that prior authorization of the Company shall not be required to make any such reports or disclosures and I am not required to notify the Company that I have made such reports or disclosures.

2.	Work-Made-for Hire.

a.	I agree to disclose promptly, completely and in writing to the Company any original works of authorship (including all copyrights with respect thereto), any discovery, process, design, improvement, innovation, development, improvement or invention, whether or not patentable and whether reduced to writing or practice or not, which I discover, conceive and/or develop, in whole or in part, either individually or jointly with others (whether on or off the Company’s premises or during or after working hours) during the term of my employment, and which was or is directly or indirectly related to the business or proposed business of the Company, or which resulted or results from or was suggested by any work performed by any employee or agent thereof during the term of my employment or for one (1) year thereafter (“Covered Material”). The Company shall own all rights, title and interests in all Covered Material, including any and all United States and foreign rights thereto. To the extent that any Covered Material includes copyrightable subject matter, such Covered Material shall be deemed a work-made-for-hire for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes. If any Covered Material is deemed not to be work made for hire, such Covered Material is hereby assigned by me to the Company and I shall not have or claim to have, under these terms and conditions or otherwise, any right, title or interest of any kind or nature whatsoever in such Covered Material.

b.	The Company shall have the right to apply for and obtain registrations in the United States Copyright Office and the United States Patent and Trademark Office, in its own or its designee’s name, of its rights in any or all of the Covered Material. If for any reason the rights in any Covered Material are registered, or applied to be registered, in my name, I shall assign in writing such application or registration to the Company and hereby authorize and appoint the Company its agent for the purpose of recording such assignment.

c.	Whenever the Company shall so request, whether during or after my employment, I shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to Covered Material; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to protect the Company’s interest therein including any assistance which the Company shall deem necessary in connection with any proceeding or litigation involving the same. The Company shall reimburse me for all reasonable out-of-pocket costs, incurred by me in rendering any such assistance requested by the Company pursuant to this Section.

3.	Non-hire of Employees and Consultants. During my employment and the one (1) year period following the termination of my employment, regardless of the reason for such termination, I will not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of an entity, or in any other capacity, employ, hire, retain, attempt to employ, hire or retain, or knowingly permit any company or business organization with which I am affiliated to employ, hire or retain, any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six (6) months prior to or after my departure from the Company.

4.	Noncompetition and customer nonsolicitation. During my employment and the one (1) year period following the termination of my employment, regardless of the reason for such termination, I will not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender, or stockholder of an entity, or in any other capacity: (i) engage in, or have a financial interest in, any business located anywhere in the world in which the Company does business, which is competitive, directly or indirectly, with the business of the Company, or (ii) contact, solicit, divert, do business with, take away, or attempt to contact, solicit, divert, do business with, or take away, any clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company, or any of the Company’s business with such clients, customers, or accounts. Nothing herein shall preclude me from purchasing or owning not more than one percent (1%) of the total outstanding stock of a publicly-held company with securities traded on a nationally recognized securities exchange. I acknowledge and agree that I will be providing services to the Company that are special and unique. I further acknowledge that the restrictions contained in this Section are necessary for the protection of the Confidential Information, business, and goodwill of the Company and are considered by me to be reasonable for such purpose. I acknowledge that the restrictions contained in this Section extend to and expressly prohibit conduct via social media that would violate this Section. I further acknowledge that the restrictions set forth in this Section do not prevent me from earning a livelihood nor unreasonably impose limitations on my ability to earn a living. As used in this Section the term “client,” “customer,” or “account” shall include: (i) any person or entity that is a client, customer, or account of the Company on the date hereof or becomes a client, customer, or account of the Company during my employment with the Company or the one (1) year period after my employment terminates; (ii) any person or entity that was a client, customer, or account of the Company at any time during the two (2) year period preceding the date of the termination of my employment; and (iii) any prospective client, customer, or account to whom the Company has made a presentation (or similar offering of services) within a period of two (2) year period preceding the date of the termination of my employment.

5.	Nonsolicitation of Employees and Consultants. During my employment and the one (1) year period following the termination of my employment, regardless of the reason for such termination, I will not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of an entity, or in any other capacity, seek to solicit or induce any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six (6) months prior to or after my departure from the Company, to leave his or her employment or consultancy with the Company, or assist in the recruitment or hiring of any such person.

6.	Nondisparagement. I shall, not at any time, whether during or after the termination of my employment, regardless of the reason for such termination, make to any person or entity (including via social media) disparaging comments relating to the Company’s services and products.

7.	Company Property. I agree that I shall not, after the termination of my employment, regardless of the reason for such termination, use or permit others to use any Company Property, as defined herein. I acknowledge and agree that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of my employment (or immediately upon any earlier request from the Company), I shall deliver to the Company all Company Property in my possession or under my control, and all copies thereof. For purposes of this paragraph, the term “Company Property” shall include all Confidential Information and Covered Material; the Company’s records, files and data; all Company computers, cellular telephones, personal digital assistants, credit and/or calling cards, keys, access cards and the like; and all other documentation or materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in my possession, custody or control.

8.	Representations.

a.	I represent that my employment with the Company and my performance of all of these terms and conditions do not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Company employment, nor will it violate any nonsolicitation and/or noncompetition agreements entered into prior to my Company employment. I have not entered into, and I shall not enter into, any agreement either written or oral in conflict herewith.

b.	I further agree that any breach of these terms and conditions by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

c.	I agree that if the Company prevails in any legal action against me to enforce these terms and conditions, I will reimburse the Company for all costs and expenses (including reasonable attorneys’ fees) the Company incurs in connection with such action.

9.	Waiver; Amendments. Any waiver by the Company of a breach of any provision of these terms and conditions shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of these terms and conditions or any waiver of any provision hereof must be in writing.

10.	Severability. I agree that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of these terms and conditions. Moreover, if one or more of the provisions contained in these terms and conditions shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of these terms and conditions shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

11.	Survival. These terms and conditions shall be effective as of the date entered below. My obligations under these terms and conditions shall survive the termination of my employment regardless of the reason for or manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives. These terms and conditions shall also survive any change in the terms and conditions of my employment with the Company and/or any break in service I may have with the Company.

12.	Assignment. The Company shall have the right to assign these terms and conditions to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I may not assign these terms and conditions.

13.	At-Will Employment. Nothing contained herein shall be construed as impairing my right or the right the Company to terminate my employment at-will for any or no reason, with or without cause or notice.

14.	Governing Law/Forum. The laws of the Commonwealth of Massachusetts shall govern the interpretation, validity and effect of this agreement without regard to the place of performance thereof or principles of choice of law. The parties hereto hereby agree that any and all suits regarding this agreement shall be brought solely and exclusively in the state or federal courts of Massachusetts and hereby consent to the exclusive jurisdiction of the state or federal courts of Massachusetts. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to jurisdiction or venue for any such suit, action or proceeding in Massachusetts, and irrevocably waive any objection to proceeding in Massachusetts on the ground that any suit, action or proceeding has been brought in an inconvenient forum.

IN WITNESS HEREOF, I have executed these terms and conditions as of the date first written below.

/s/ Jennifer Ziolkowski	4/17/17
Jennifer Ziolkowski	Date

Accepted and agreed to as of the date set forth above:
Solid Biosciences, LLC

/s/ Ilan Ganot
Ilan Ganot CEO